Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oscar Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	4,968,684 (2)	$6.33 (3)	$31,426,926.30	$92.70 per $1,000,000	$2,913.28

Total Offering Amounts					$31,426,926.30		$2,913.28

Total Fee Offsets (4)							$—

Net Fee Due							$2,913.28

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the 2021 Incentive Award Plan (the “2021 Plan”) of Oscar Health, Inc. (the “Registrant”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 2,634,483 shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), that were issuable upon the exercise of stock option awards granted under the Registrant’s Amended and Restated 2012 Stock Incentive Plan that were canceled, forfeited or withheld to cover the exercise prices or taxes with respect to such options, and which became available for issuance under the 2021 Plan pursuant to the terms of the 2021 Plan, (ii) 534,201 shares of Class A Common Stock that would have been issuable upon the vesting of restricted stock unit awards granted under the 2021 Plan, but that were canceled or forfeited prior to vesting, and as such again became available for issuance under the 2021 Plan pursuant its terms, and (iii) 1,800,000 shares of Class A Common Stock that may become issuable in the future in connection with the vesting of restricted stock unit awards to be granted under the 2021 Plan, but that become canceled or forfeited prior to vesting, such that they again become available for issuance under the 2021 Plan pursuant to its terms.

(3)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2021 Plan is based upon the average of the high and low prices of the shares of Class A Common Stock, as reported on the New York Stock Exchange on August 9, 2022, which date is within five business days prior to the filing of this registration statement.

(4)	The Registrant does not have any fee offsets.